Exhibit 2(a)

AGREEMENT AND PLAN OF MERGER
BETWEEN
EFH2 CORP.
AND
ENERGY FUTURE HOLDING CORP.
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 15, 2013, and to be effective on the Effective Time set forth below, is between Energy Future Holdings Corp., a Texas corporation (“Parent”), and EFH2 Corp., a Texas corporation (“Subsidiary”).
WITNESSETH
WHEREAS, the boards of directors of the Parent and Subsidiary deem it advisable and in their mutual best interests and in the best interests of their shareholders that Parent be acquired by Subsidiary through a merger (the “Merger”) of Parent with and into Subsidiary and with Subsidiary as the surviving corporation of the Merger.
NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement hereby agree as follows:
AGREEMENT
Section 1.1    Effective Time. The Merger shall become effective at such time as the certificate of merger (the “Certificate of Merger”), a copy of which is attached to this Agreement as Exhibit A, has been filed with the Secretary of State of the State of Texas (the “Effective Time”).
Section 1.2    Merger. At the Effective Time, Parent shall be merged with and into Subsidiary in accordance with the provisions of chapter 10 of the Texas Business Organizations Code (the “Code”). Following the Merger, the separate corporate existence of Parent shall cease and Subsidiary shall succeed to and assume all the rights and obligations of Parent.
Section 1.3    Surviving Corporation. For purposes of the Code and this Agreement, Subsidiary shall be the surviving corporation (the “Surviving Corporation”). The name of the Surviving Corporation shall be Energy Future Holdings Corp.
Section 1.4    Effects of Merger. The Merger shall have the effects set forth in the laws of the state of Texas.

Section 1.5    Certificate of Formation. At the Effective Time, Article I of the certificate of formation of the Surviving Corporation shall be deleted in its entirety and replaced with the following:
“The name of the corporation is Energy Future Holdings Corp. (the “Corporation”). The Corporation is a for-profit corporation.”

Section 1.6    Board of Directors. The board of directors of the Surviving Corporation immediately following the Effective Time shall be those persons serving as directors of Parent as of the Effective Time, and shall serve in accordance with the terms of their election to such board.
Section 1.7    Officers. The officers of the Surviving Corporation immediately following the Effective Time shall be the officers of Parent as of the Effective Time, each of whom shall serve at the will of the board of directors of the Surviving Corporation until the next annual meeting of directors or until such person resigns or is terminated or is replaced by a duly authorized action of such board or his respective successor or successors are elected and qualified.
Section 1.8    Effect on Outstanding Shares of Parent and Subsidiary. As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Subsidiary, or their respective shareholders:
(a)    each issued and outstanding share of common stock of Parent, no par value, shall be converted into one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation and shall constitute the only shares of capital stock of the Surviving Corporation outstanding immediately after the Effective Time; and
(b)    Any shares of capital stock of Subsidiary owned by Parent shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange for those shares.
Section 1.9    Further Assurances. Parent shall, from time to time, take all such actions, and execute and deliver, or cause to be executed and delivered, all such instruments and documents, as Subsidiary may deem necessary or advisable to carry out the intent and purpose of the Merger.
Section 1.10    Miscellaneous.
(a)    Headings. The headings and subheadings used in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.
(b)    Counterparts. This Agreement may be executed in counterparts with the same effect as if all parties to this Agreement had signed the same document. All counterparts so executed shall be deemed to be an original, shall be construed together and shall constitute one agreement.
(c)    Severability. In the event any provision, or portion thereof, of this Agreement is held by a court having proper jurisdiction to be unenforceable in any jurisdiction, then such portion or provision shall be deemed to be severable as to such jurisdiction (but, to the extent permitted by law, not elsewhere) and shall not affect the remainder of this Agreement, which shall continue in full force and effect. If any provision of this Agreement is held to be so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is necessary for it to be enforceable.

(d)    Amendments. This Agreement may not be amended except by an instrument in writing, specifying such amendment, alteration or modification, signed by each of the parties to this Agreement prior to the Effective Time.
(e)    Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the state of Texas, without regard to conflict of laws principles.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

ENERGY FUTURE HOLDINGS CORP.,
a Texas corporation

By:    /s/ PAUL M. KEGLEVIC _
Name:    Paul M. Keglevic

Title:	Executive Vice President and Chief Financial Officer

EFH2 CORP., a Texas corporation

By:    /s/ PAUL M. KEGLEVIC _
Name:    Paul M. Keglevic

Title:	Executive Vice President and Chief Financial Officer

Exhibit A
Certificate of Merger

Form 622 (Revised 05/11)	[State Seal of Texas] Certificate of Merger Combination Merger Business Organizations Code	This space reserved for office use.
Return in duplicate to: Secretary of State P.O. Box 13697 Austin, TX 78711-3697 512 463-5555 FAX: 512 463-5709
Filing Fee: see instructions

Parties to the Merger
Pursuant to chapter 10 of the Texas Business Organizations Code, and the title applicable to each domestic filing entity identified below, the undersigned parties submit this certificate of merger.

The name, organizational form, state of incorporation or organization, and file number, if any, issued by the secretary of state for each organization that is a party to the merger are as follows:

Party 1: EFH2 Corp.

The organization is a for-profit corporation. It is organized under the laws of Texas, USA. The file number, if any, is 801764836. Its principal place of business is Energy Plaza, 1601 Bryan Street, Dallas, TX. The organization will survive the merger. The plan of merger amends the name of the organization. The new name is set forth below:

Energy Future Holdings Corp.

Party 2: Energy Future Holdings Corp.

The organization is a for-profit corporation. It is organized under the laws of Texas, USA. The file number is 139619200. Its principal place of business is Energy Plaza, 1601 Bryan Street, Dallas, TX. The organization will not survive the merger.

Alternative Statements

In lieu of providing the plan of merger, each domestic filing entity certifies that:

1. A signed plan of merger is on file at the principal place of business of each surviving, acquiring, or new domestic entity or non-code organization that is named in this form as a party to the merger or an organization created by the merger.

2. On written request, a copy of the plan of merger will be furnished without cost by each surviving, acquiring, or new domestic entity or non-code organization to any owner or member of any domestic entity that is a party to or created by the plan of merger and, if the certificate of merger identifies multiple surviving domestic entities or non-code organizations, to any creditor or oblige of the parties to the merger at the time of the merger if a liability or obligation is then outstanding.

3B. The plan of merger effected changes or amendments to the certificate of formation of:
EFH2 Corp.

The changes or amendments to the filing entity's certificate of formation, other than the name change noted previously, are stated below.

Article I is hereby deleted in its entirety and replaced with the following:

“The name of the corporation is Energy Future Holdings Corp. (the “Corporation”). The Corporation is a for-profit corporation.”

Approval of the Plan of Merger

The plan of merger has been approved as required by the laws of the jurisdiction of formation of each organization that is a party to the merger and by the governing documents of those organizations.

Effectiveness of Filing

This document becomes effective when the document is accepted and filed by the secretary of state. Tax Certificate
In lieu of providing the tax certificate, one or more of the surviving, acquiring or newly created organizations will be liable for the payment of the required franchise taxes.

Execution

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument. The undersigned certifies that the statements contained herein are true and correct, and that the person signing is authorized under the provisions of the Business Organizations Code, or other law applicable to and governing the merging entity, to execute the filing instrument.

Date:	4/15/2013

EFH2 Corp.
Merging Entity Name
/s/ PAUL M. KEGLEVIC
Signature of authorized person (see instructions)
Paul M. Keglevic
Printed or typed name of authorized person

Energy Future Holdings Corp.
Merging Entity Name
/s/ PAUL M. KEGLEVIC
Signature of authorized person (see instructions)
Paul M. Keglevic
Printed or typed name of authorized person